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                                                                    EXHIBIT 10.9

[SANDLER O'NEILL & PARTNERS,L.P. LOGO]

                                                        INVESTMENT BANKING GROUP
                                 919 THIRD AVENUE. 6TH  FL , NEW  YORK  NY 10022
                                                  TEL: 212.466.7700/800.635.6855
                                                                FAX 212.466 7711

January 20, 2004

Board of Directors
Hawthorne Financial Corporation
2381 Rosecrans Avenue
E1 Segundo, CA 90245

Attention:        Mr. Timothy R. Chrisman
                  Chairman of the Board

Ladies and Gentlemen:

         Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as an independent financial advisor to the Board of Directors of Hawthorne Financial Corporation and its subsidiaries (together, the "Company") in connection with the Company's consideration of a possible Business Combination involving the Company and a second party (whether an individual, partnership, company or other entity, and together with its affiliates, the "Second Party"). This letter is to confirm the terms and conditions of our engagement.

SPECIFIC ADVISORY SERVICES

         As requested by the Company, Sandler O'Neill will assist the Company in analyzing, structuring, negotiating and effecting a Business Combination or other strategic alternative with a Second Party. In this regard, we anticipate that our activities would include, as appropriate, the following:

         1. Performing financial analyses of the Company and the Second Party in the context of a possible Business Combination;

         2. Assisting the Company in its determination of appropriate and desirable values to be exchanged in a Business Combination;

         3. Advising the Company as to the structure and form of any proposed Business Combination;

         4. Advising and assisting the Company's management in making presentations to the Company's Board of Directors about any proposed Business Combination;

  Sandler 0'Neill & Partnership, L.P. is a limited partnership, the sole general partner of which is Sandler O'Neill & Partners, Corp.,
                            a New York Corporation.

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Board of Directors                                               SANDLER O'NEILL
Hawthorne Financial Corporation                                 & PARTNERS, L.P.
January 20, 2004
Page 2

         5. Counseling and participating with the Company in any approaches to, or discussions or negotiations with, a Second Party;

         6 Assuming an agreement in principle is reached for a Business Combination, assisting the Company in negotiating the financial terms of a definitive agreement;

         7. If requested by the Company and agreed to by Sandler O'Neill, rendering an opinion to the Board (the "Opinion") as to whether the consideration to be exchanged in a proposed Business Combination with the Second Party is fair, from a financial point of view, to the Company's shareholders; and

         8. Rendering such other financial advisory and investment banking services as may from time to time be agreed upon by Sandler O'Neill and the Company.

         The Company hereby acknowledges and agrees that the financial models and presentations used by Sandler O'Neill in performing its services hereunder have been developed by and are proprietary to Sandler O'Neill and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Sandler O'Neill.

TRANSACTION RELATED FEES

         In connection with the Specific Advisory Services referred to above, the Company agrees to pay Sandler O'Neill transaction related fees as set forth below:

         1. If during the period Sandler O'Neill is retained by the Company hereunder or within 12 months thereafter (a) a Business Combination is consummated with a Second Party (i) as to which Sandler O'Neill provided the Company with material financial advice as to a proposed or actual Business Combination, or (ii) with which Sandler O'Neill had substantive discussions with the prior consent of the Company regarding a Business Combination, in each case during the term of Sandler O'Neill's engagement hereunder, or (b) the Company enters into a definitive agreement with any such Second Party to engage in a Business Combination, a transaction fee shall be paid in an amount equal to 1% of the Aggregate Purchase Price. Such transaction fee shall become due and payable in cash as follows: (x) 25% upon the signing of a definitive agreement to effect a Business Combination, and (y) the balance on the day of closing of the Business Combination.

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Board of Directors                                              SANDLER O'NEILL
Hawthorne Financial Corporation                                 & PARTNERS, L.P.
January 20, 2004
Page 3

         2. If Sandler O'Neill is asked by the Company to render an Opinion in connection with a Business Combination, the Company agrees to pay Sandler O'Neill a fee of $200,000, payable in cash at the time such Opinion is rendered, which shall be credited against any fee that may become due and payable pursuant to clause (y) of paragraph (1) above.

EXPENSE REIMBURSEMENT

         In addition to any fees that may be payable to Sandler O'Neill under this letter, the Company agrees to reimburse Sandler O'Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with Sandler O'Neill's activities under this letter, including the reasonable fees and disbursements of its legal counsel.

FAIRNESS OPINIONS

         It is understood that any Opinion will be dated as of a date reasonably proximate to the date of any definitive agreement entered into by the Company and any Second Party and, at the request of the Company, shall be updated as of a date reasonably proximate to the date of any proxy statement or any offer to purchase to be mailed to the shareholders of the Company in connection with the Business Combination. It is further understood that if the Opinion is included in any such proxy statement or offer to purchase, the Opinion will be reproduced in such proxy statement or offer to purchase in full, and any description of or reference to Sandler O'Neill or the analyses performed by Sandler O'Neill or any summary of the Opinion in such proxy statement or offer to purchase will be in a form acceptable to Sandler O'Neill and its counsel in the exercise of their reasonable judgment. Except as provided in this letter or as required by law, neither the Opinion nor any other advice delivered to the Board of Directors or senior management of the Company by Sandler O'Neill may be reproduced, summarized, described or referred to without Sandler O'Neill's prior written consent.

CONFIDENTIAL INFORMATION

         The Company will furnish Sandler O'Neill (and will request that any Second Party furnish Sandler O'Neill) with such information as Sandler O'Neill reasonably believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that Sandler O'Neill (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter and in rendering the Opinion without having independently verified the

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Board of Directors                                               SANDLER 0'NEILL
Hawthorne Financial Corporation                                 & PARTNERS, L.P.
January 20, 2004
Page 4

same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make an appraisal of any assets, collateral securing assets or liabilities of the Company or the Second Party. Sandler O'Neill agrees to use all reasonable efforts to keep confidential Information confidential.

INDEMNIFICATION

         The Company agrees to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of any actual or proposed Business Combination or alternative transaction or the engagement of Sandler O'Neill pursuant to, and the performance by Sandler O'Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by court of competent jurisdiction to have resulted primarily from Sandler O'Neill's bad faith or gross negligence.

         In the event Sandler O'Neill appears as a witness in any action brought against the Company in which an Indemnified Party is not named as a defendant, the Company agrees to reimburse Sandler O'Neill for all reasonable expenses incurred and time expended by it in connection with its appearing as a witness.

         The Company agrees to notify Sandler O'Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.

CERTAIN DEFINITIONS

         As used in this letter, the term:

         1. "Business Combination" means (a) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is

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Board of Directors                                               SANDLER O'NEILL
Hawthorne Financial Corporation                                 & PARTNERS, L.P.
January 20, 2004
Page 5

                  combined with or comes under common control with that of a Second Party, or (b) the acquisition, directly or indirectly, by a Second Party or the Company of more than 24.9% of the capital stock, or all or a substantial portion of the assets, of the Company or the Second Party, as the case may be, by way of tender or exchange offer, negotiated purchase or otherwise, whether effected, in any such case, in one transaction or a series of transactions.

         2.       "Aggregate Purchase Price" means an amount equal to the sum of
                  (a) the product of (1) the consideration agreed to be paid or exchanged for each share of each class of stock of the Company or the Second Party, as the case may be, and (2) the number of such shares agreed to be acquired or exchanged and acquired or exchanged by the Company or the Second Party, as the case may be, plus (b) the product of (1) the number of such shares issuable upon the exercise of any options, warrants or other rights to purchase shares of any class of the Company's or the Second Party's securities, as the case may be, all as outstanding on or after the date of an agreement to effect a Business Combination, and, without duplication, that are cashed out or exchanged, as the case may be, as part of the Business Combination and (2) the consideration to be paid with respect to such underlying shares less any applicable exercise or strike price. For the purpose of clause (a)(2) of the foregoing sentence, all shares of any class of stock shall be deemed to have been acquired if more than 75% of the outstanding shares of that class, including in the total of shares acquired shares that were acquired by the Company or the Second Party, as the case may be, prior to or as an integral part of, the Business Combination, are acquired. For purposes of this agreement, the fair market value of any such securities will be the value as the parties hereto shall mutually agree on the day prior to the consummation of such transaction; provided, however, that if such securities consist of securities with an existing public trading market, the value thereof shall be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to such date. Solely for purposes of calculating the amount of the partial payment referred to under the caption "Transaction Related Fees" above, the parties shall calculate the partial transaction fee as if the date on which the partial payment is due were the date of consummation. Any partial transaction fee paid shall then be credited against the final transaction fee payable upon consummation of the transaction. In the event a particular transaction structure makes the calculation of the Aggregate Purchase Price as set forth above impractical, the parties hereto shall use their best efforts to determine an Aggregate Purchase Price that would approximate the Aggregate Purchase Price had the relevant Business Combination been structured as a share purchase.

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Board of Directors                                               SANDLER O'NEILL
Hawthorne Financial Corporation                                 & PARTNERS. L.P.
January 20, 2004
Page 6

TERMINATION OF ENGAGEMENT

         Sandler O'Neill's engagement hereunder may be terminated by the Company or by Sandler O'Neill at any time upon 30 days written notice to that effect, it being understood that the provisions relating to the payment of fees and expenses and indemnification will survive any such termination.

         Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                Very truly yours,

                                Sandler O'Neill & Partners, L.P.
                                By: Sandler O'Neill & Partners Corp.,
                                    the sole general partner.

                                By:  /s/ WILLIAM F. HICKEY
                                    ----------------------
                                     William F. Hickey
                                     Vice President

Accepted and agreed to as of
the date first written above:

Hawthorne Financial Corporation

By: /s/ TIMOTHY R. CHRISMAN
   ------------------------
Its: CHAIRMAN
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Date: 1/27/04